Exhibit 10.1
SUPPORT AGREEMENT
     THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 15, 2007, is by and between Quest Resource Corporation, a Nevada corporation (“Quest”), and the stockholders of Pinnacle Gas Resources, Inc., a Delaware corporation (“Pinnacle” or the “Company”), set forth on Schedule I hereto (each a “Stockholder” and collectively the “Stockholders”).
     WHEREAS, Quest and Pinnacle have entered into an Agreement and Plan of Merger, dated as of October 15, 2007, by and among Pinnacle, Quest, and a wholly-owned subsidiary of Quest (the “Merger Agreement”); and
     WHEREAS, each Stockholder is the beneficial owner, for itself or the benefit of certain funds and/or accounts managed by it, of that number of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) set forth below the Stockholder’s name on the signature page hereto (the Shares owned by such Stockholder, together with any additional Shares of the Company acquired after the date hereof, being collectively referred to herein as the Stockholder’s “Subject Shares”); and
     WHEREAS, as a condition to the willingness of Quest to enter into the Merger Agreement, and as an inducement to it to do so, the Stockholders have agreed for the benefit of Quest as set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties hereto hereby severally, and not jointly, agree as follows:
ARTICLE I
VOTING AGREEMENT AND PROXY
     Section 1.1 Agreement to VoteAt any meeting of the holders of the Company’s Shares held prior to the termination of Article I of this Agreement pursuant to Section 2.11 hereof (the “Article I Termination Date”), however called, and at every adjournment or postponement thereof prior to the Article I Termination Date, each Stockholder shall vote or cause to be voted the Subject Shares (a) in favor of (i) the adoption of the Merger Agreement by the Company, (ii) the merger (the “Merger”) and other transactions contemplated by the Merger Agreement, and (iii) any actions required in furtherance of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any Pinnacle Takeover Proposal (as defined in the Merger Agreement) in the absence of a Pinnacle Adverse Recommendation Change (as defined in the Merger Agreement), (ii) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is reasonably likely to result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, or (iii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated (clauses (a) and (b) together, the “Proxy Matters”).

     Section 1.2 Proxies and Voting AgreementsEach Stockholder hereby revokes any and all previous proxies granted with respect to the Subject Shares with respect to the Proxy Matters. Prior to the Article I Termination Date, each Stockholder agrees not to, directly or indirectly, with respect to the Subject Shares (a) grant any proxies or powers of attorney (other than pursuant to the Merger proxy statement), (b) deposit any of such Shares into any voting trust or (c) enter into any other voting agreement or understanding, in each case relating to the Proxy Matters.
     Section 1.3 Transfer of Shares by the StockholderPrior to the Article I Termination Date, each Stockholder agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Subject Shares held by the Stockholder to any persons controlling, controlled by or under common control with the Stockholder who do not agree to become bound by the terms of this Agreement or to any other Person for the primary purpose of the circumvention of the obligations under this Agreement.
     Section 1.4 Stockholder Representations and WarrantiesEach Stockholder represents and warrants to Quest that (i) the Stockholder has duly authorized, executed and delivered this Agreement and that this Agreement constitutes a valid and binding agreement, (ii) the consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of law applicable to the Stockholder, other than notice filings or other information required to be included in filings pursuant to the Securities Exchange Act of 1934, as amended, and, if applicable, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney or voting agreements relating to, the Subject Shares, other than this Agreement, (iv) the Shares set forth below the Stockholder’s name on the signature page hereto constitute all of the securities of the Company owned of record by the Stockholder on the date hereof and (v) the Stockholder has the present power and right to direct, as to the voting of all of the issued and outstanding Shares set forth below the Stockholder’s name on the signature page hereto, the record owner thereof as contemplated herein.
ARTICLE II
MISCELLANEOUS
     Section 2.1 Further AssurancesFrom time to time, at the reasonable request of Quest, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section 2.2 Specific PerformanceEach Stockholder agrees that Quest would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that Quest would not have an adequate remedy at law for money damages in such event. Accordingly, Quest shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that Quest may have against the Stockholder for any failure to perform its obligations under this Agreement.
     Section 2.3 NoticesAll notices to be given pursuant hereto shall be given in accordance with Section 10.2 of the Merger Agreement, with the address for the Stockholder as set forth on the signature page hereof.
     Section 2.4 Definitions and InterpretationCapitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section 10.9 of the Merger Agreement shall govern the interpretation hereof.
     Section 2.5 CounterpartsThis Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.
     Section 2.6 Binding Effect and AssignmentThis Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns and any transferee of the Stockholder’s Subject Shares. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto; provided that Quest may assign its rights under this Agreement to a wholly owned subsidiary of Quest, but any such assignment shall not relieve Quest of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.
     Section 2.7 Governing Law; Jurisdiction; Waiver of Jury TrialTo the maximum extent permitted by Applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Applicable Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least U.S. $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the “Delaware Courts”), including the Delaware Court of Chancery in and for New Castle County, for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.
     Section 2.8 Entire Agreement; Amendments and WaiversThis Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 2.9 SeverabilityWhenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.
     Section 2.10 Attorneys’ FeesIf any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.
     Section 2.11 TerminationThis Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement) or (iii) at such time as the Board of Directors of Pinnacle determines in accordance with Section 7.3 of the Merger Agreement to make a Pinnacle Adverse Recommendation Change (as defined in the Merger Agreement).
     Section 2.12 HSR Filing Fee.
     At the Effective Time of the Merger, Quest hereby agrees to reimburse the Stockholders for any applicable filing fees paid by the Stockholders (assuming one filing for the entire group) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Quest Resource Corporation
By:	/s/ Jerry D. Cash
	Name:	Jerry D. Cash
	Title:	Chief Executive Officer

DLJ MERCHANT BANKING PARTNERS III, L.P. By: DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ OFFSHORE PARTNERS III, C.V.
By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ OFFSHORE PARTNERS III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ OFFSHORE PARTNERS III-1, C.V.

By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ OFFSHORE PARTNERS III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ OFFSHORE PARTNERS III-2, C.V.

By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

MILLENNIUM PARTNERS II, L.P. By: DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

MBP III PLAN INVESTORS, L.P. By: DLJ LBO Plans Management Corporation II, its General Partner
By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

DLJ Merchant Banking III, LLC, as General Partner of DLJ Merchant Banking III, L.P., and as attorney- in-fact for DLJ Merchant Banking III, L.P., as Managing Limited Partner for and on behalf of DLJ MB PARTNERS III GMBH & CO. KG

By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

DLJ MB GmbH, as General Partner for and on behalf of DLJ MB PARTNERS III GMBH & CO. KG
By:	/s/ Kenneth Lohsen
	Name:	Kenneth Lohsen
	Title:	Vice President

Address for Notice for each of the above Stockholders:
DLJ Merchant Banking Partners
2121 Avenue of the Stars
Los Angeles, 90067 CA
Attention:   Susan Schnabel
Facsimile:    (310) 712-2734
with a copy to (which does not constitute notice):
Credit Suisse Private Equity
Eleven Madison Avenue, 16th Floor
New York, New York 10010
Attention:   Daniel Gewirtz
Facsimile:    (212) 743-1053

Schedule I

Stockholder	Number of Shares
DLJ MB Partners III GmbH & Co. KG,	61,263
a limited company organized under the laws of Germany
DLJ Offshore Partners III, C.V.,	390,820
a partnership organized under the laws of the Netherland Antilles
DLJ Offshore Partners III-1, C.V.,	129,635
a partnership organized under the laws of the Netherland Antilles
DLJ Offshore Partners III-2, C.V.,	92,338
a partnership organized under the laws of the Netherland Antilles
Millennium Partners II, L.P.,	41,643
a Delaware limited partnership
DLJ Merchant Banking Partners III, L.P.,	7,264,092
a Delaware limited partnership
MBP III Plan Investors, L.P.,	1,619,711
a Delaware limited partnership

TOTAL:	9,599,502

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